Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Long Term Incentive Plan of Moog Inc. of our reports dated November 27, 2024, with respect to the consolidated financial statements of Moog Inc. and the effectiveness of internal control over financial reporting of Moog Inc. included in its Annual Report (Form 10-K) for the year ended September 28, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Buffalo, New York
August 5, 2025